AGREEMENT TO OPERATE
SOUTH GLENROCK BLOCK “C”
AND EXTENSION OF PURCHASE AGREEMENT

THIS AGREEMENT TO OPERATE SOUTH GLENROCK BLOCK “C” AND EXTENSION OF PURCHASE AGREEMENT (“Agreement”), effective as of  March 30, 2009 (the “Effective Date”) at 8:00 a.m. Mountain Time (“Effective Time”), is between Ameriwest Energy Corp. (“Ameriwest”) and Muddy Mineral Exploration, LLC (“Muddy”).

WHEREAS, Muddy and Ameriwest have been parties to a Letter of Intent dated October 1, 2007 and subsequent amendments (collectively “Letter of Intent”) under which Muddy agreed to sell its working interest and net royalty interest in and to the South Glenrock Block “C” field in Converse County, Wyoming (“South Glenrock ‘C’”);

WHEREAS, the parties seek to enter this Agreement for the operation of the South Glenrock “C” field and to extend the closing on the purchase agreement for the interest of Muddy in South Glenrock “C” for the period and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  OPERATION OF FIELD BY AMERIWEST.
Until Closing or at such time as this Agreement is terminated, as set forth below, Ameriwest agrees to be responsible for, and diligently perform, standard and customary duties of a prudent oil operator in the State of Wyoming, and shall be responsible for the overall operations and management of South Glenrock “C”, including, without limitation, performing or having performed reasonably necessary maintenance and repairs, payment of expenses and costs associated with maintenance and repairs, payment of applicable taxes and fees, marketing and selling oil from production, obtaining and maintaining proper bonding and insurance, and otherwise protecting and preserving the South Glenrock “C” assets.  Ameriwest hereby agrees to indemnify, hold harmless and defend Muddy from and against any and all claims, liabilities, losses, expenses (including reasonable attorneys’ fees and costs), fines, penalties, taxes or damages (collectively “Liabilities”), asserted by any third party against Muddy in relation to Ameriwest’s operation of South Glenrock “C”.  Ameriwest shall periodically, and more often upon Muddy’s request, provide Muddy with information, reports and documentation evidencing compliance with its operational responsibilities.  If Muddy requests after the execution of this Agreement and prior to Closing, Ameriwest shall execute Muddy’s Operating Agreement and perform the obligations arising thereunder.  In the event that Muddy, in its reasonable discretion, deems its interests in South Glenrock “C” or any of the related assets are impaired or are insecure, then Muddy may terminate this Agreement upon written notice to Ameriwest.

2.  EXTENSION OF CLOSING DATE TO PURCHASE SOUTH GLENROCK “C”.
2.1
Subject to the terms of this Agreement, Muddy hereby grants to Ameriwest and/or its permitted assigns an extension of the closing date for the purchase of the interests owned by Muddy as of the Effective Date in South Glenrock “C”, for payment of the Purchase Price and subject to the terms set forth below.

2.2
Closing shall occur on or before the 1st day of June, 2009, unless otherwise extended by mutual agreement of the parties.  If Closing does not occur by June 1, 2009 (or as otherwise extended by mutual written agreement) this Agreement shall automatically terminate.

2.3
As a material inducement for the execution of this Agreement, Muddy and Ameriwest agree that the Purchase Price for South Glenrock “C” has been changed to $4,000,000.00, as per Muddy’s December 1, 2008 letter.  Muddy agrees that the sum of $1,750,000.00, which non-refundable amount was previously paid to Muddy by Ameriwest, shall be credited against the Purchase Price at the time of Closing.  At Closing, Ameriwest shall pay the sum of Purchase Price, less properly credited amounts.

2.4	If Ameriwest elects to purchase South Glenrock “C”, then Ameriwest shall provide written notice of its election to Muddy prior to the Closing date set forth in paragraph 2.2, above.

2.5
Ameriwest will have until June 1, 2009 within which to undertake its due diligence on title and environmental related matters.  Prior to June 1, 2009, Ameriwest may terminate its obligation to purchase South Glenrock “C” and this Agreement by written notification to Muddy, if it identifies material title or environmental defects.

3.  REMEDIES IN EVENT OF TERMINATION OF AGREEMENT.
3.1	In the event a party terminates this Agreement in accordance with a right granted hereunder or otherwise by operation of this Agreement, the following shall apply:

A.	Muddy shall be entitled to retain all sums previously paid by Ameriwest prior to Closing and commence as operator of the South Glenrock “C”.

B.	Ameriwest shall be entitled to retain all revenue from oil produced during the period Ameriwest acted as operator, through the date of termination.

C.
Immediately, and not later than five (5) business days, Ameriwest shall: (a) assign to Muddy all of its interest in and to South Glenrock “C”, whether created by the Assignment of Revenues dated May 1, 2008, including all oil in the tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to South Glenrock “C”, or otherwise; (b) assign to Muddy all of its right, title and interest in and to that $100,000 Certificate of Deposit bearing the bond account number 50000169 issued to the Director of the Office of State Lands & Investments to act as bonding security to cover operations on State of Wyoming Oil and Gas Leases that are a part of, or related to, South Glenrock “C” (“Bond”); and (c) execute such assignments and other documents as are necessary or desirable in order to evidence and/or effectuate the intent of this paragraph, including without limitation, the transfer of Ameriwest’s operator status of South Glenrock “C” and the Bond.

4.  DISCLOSURE OF INTEREST OF DIRECTORS OF AMERIWEST.
The parties acknowledge that the directors of Ameriwest hold ownership interests in Muddy and South Glenrock “C” and hereby state that full disclosure of said interests have been made to the parties.

5.  MISCELLANEOUS.
5.1
NO ASSIGNMENT OR TRANSFER.  During the term of this Agreement, Ameriwest will not commit, assign or transfer, in part or whole, any of its interest in the Assignment of Revenues dated May 1, 2008 to any third party without the prior written consent of Muddy.  During the term of this Agreement, Muddy agrees not to assign or transfer, in part or whole, any of its interest in South Glenrock “C” to any third party without the prior written consent of Ameriwest.

5.2
CONFIDENTIALITY.  The parties hereby agree and acknowledge that this Agreement and its terms and conditions are confidential, except to the extent disclosure is required by federal or state laws, rules or regulations or except as may be necessary in the event of litigation or to the extent required to comply with any subpoena or court order.

5.3
SURVIVAL.  Notwithstanding the termination of this Agreement or the closing and delivery of any document of conveyance, the indemnification provisions and the requirements to convey interests set forth in this Agreement shall survive the termination of this Agreement or the closing.

5.4
BINDING EFFECT.  The parties understand and agree that this Agreement and its terms are contractual and not a mere recital. The parties further understand and agree that this Agreement shall be considered final and binding.

5.5
EXECUTION.  This Agreement may be executed in one or more counterparts (including multiple signature pages), all of which shall be deemed to be one instrument. True and correct copies including facsimiles may be used in lieu of the original.

5.6
CONSTRUCTION OF AGREEMENT.  All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Wyoming. The section headings herein are for the convenience of reference only and are not a substantive part of the Agreement.

5.7
ENFORCEABILITY.  Should suit be brought to enforce or construe this Agreement, the substantially prevailing party in such suit shall be awarded reasonable attorneys’ fees for the defense or prosecution thereof.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

Muddy Mineral Exploration, LLC:	Ameriwest Energy Corp.:

By: /s/ Jon C. Nicolaysen	By: /s/ Walter Merschat

Title: Manager	Title: President